Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-261874 and 333-253258) on Form S-8, registration statement (No. 333-253259) on Form S-3, and registration statement (No. 333-266417) on Form S-1 of Benitec Biopharma Inc. of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to Benitec Biopharma Inc.’s ability to continue as a going concern) dated September 2, 2022, relating to the consolidated financial statements of Benitec Biopharma Inc., appearing in this Annual Report on Form 10-K of Benitec Biopharma Inc. for the year ended June 30, 2022.

/s/ BAKER TILLY US, LLP

Campbell, CA
September 2, 2022